Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Charter Financial Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-67402, 333-98161, and 333-104085) on Forms S-8 of our report, dated December 23, 2010, related to the consolidated statements of financial condition of Charter Financial Corporation and subsidiary as of September 30, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended September 30, 2010, which report appears in Charter Financial Corporation’s 2010 Annual Report on Form 10-K. As referenced in our report and as further described in Note 1 to the consolidated financial statements, the Company adopted in the year ended September 30, 2010 the provisions of Accounting Standards Codification Topic 805, Business Combinations.

Atlanta, Georgia
December 23, 2010